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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 2)*

                            ACLARA BIOSCIENCES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   00461P106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                 Page 1 of 17 pages

CUSIP No. 00461P106                                           Page 2 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta Partners
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                             Please see Attachment A

                 5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,666,669
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,666,669
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,666,669
                            Please see Attachment A
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      EXIT FILING 4.59%
                            Please see Attachment A
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00461P106                                           Page 3 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta California Partners II, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            Please see Attachment A

                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,666,669
  OWNED BY
    EACH                Please see Attachment A
  REPORTING             --------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,666,669
                        Please see Attachment A
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,666,669
                            Please see Attachment A
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      EXIT FILING 4.59%
                            Please see Attachment A
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00461P106                                           Page 4 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta California Management Partners II, LLC.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            Please see Attachment A

                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,666,669
  OWNED BY
    EACH                Please see Attachment A
  REPORTING             --------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,666,669

                        Please see Attachment A
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,666,669
                            Please see Attachment A
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      EXIT FILING 4.59%
                            Please see Attachment A
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00461P106                                           Page 5 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alta Embarcadero Partners II, LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                            Please see Attachment A

                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,666,669
  OWNED BY
    EACH                Please see Attachment A
  REPORTING             --------------------------------------------------------
   PERSON         7     SOLE DISPOSITIVE POWER
    WITH
                        0
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,666,669

                        Please see Attachment A
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,666,669
                            Please see Attachment A
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      EXIT FILING 4.59%
                            Please see Attachment A
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00461P106                                           Page 6 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jean Deleage
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A

                  5     SOLE VOTING POWER

                        882
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,666,669
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               882
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,666,669
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,667,551
                            Please see Attachment A
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      EXIT FILING 4.59%
                            Please see Attachment A
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00461P106                                           Page 7 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Garrett Gruener
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A

                  5     SOLE VOTING POWER

                        1,336
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,666,669
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,336
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,666,669
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,668,005
                            Please see Attachment A
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      EXIT FILING 4.60%
                            Please see Attachment A
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00461P106                                           Page 8 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Daniel Janney
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A

                  5     SOLE VOTING POWER

                        768
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,666,669
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               768
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,666,669
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,667,437
                            Please see Attachment A
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      EXIT FILING 4.59%
                            Please see Attachment A
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00461P106                                           Page 9 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Alix Marduel
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A

                  5     SOLE VOTING POWER

                        939
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,666,669
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               939
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,666,669
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,667,608
                            Please see Attachment A
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      EXIT FILING 4.60%
                            Please see Attachment A
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 00461P106                                          Page 10 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Guy Nohra
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                            Please see Attachment A

                  5     SOLE VOTING POWER

                        0
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,666,669
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,666,669
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,667,608
                            Please see Attachment A
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      EXIT FILING 4.59%
                            Please see Attachment A
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                             Page 11 of 17 Pages
Item 1.

(a) Name of Issuer: Aclara BioSciences, Inc. ("Issuer")

(b) Address of Issuer's Principal Executive Offices:

                  1288 Pear Avenue
                  Mountain View, CA 94043


Item 2.

(a) Name of Person Filing:

    Alta Partners ("AP")
    Alta California Partners II, L.P. ("ACPII")
    Alta California Management Partners II, LLC. ("ACMPII")
    Alta Embarcadero Partners II, LLC ("AEPII")
    Jean Deleage ("JD")
    Garrett Gruener ("GG")
    Dan Janney ("DJ")
    Alix Marduel ("AM")
    Guy Nohra ("GN")

(b) Address of Principal Business Office:

    One Embarcadero Center, Suite 4050
    San Francisco, CA  94111

(c) Citizenship/Place of Organization:


    Entities:         AP       -       California
                      ACPII    -       Delaware
                      ACMPII           Delaware
                      AEPII            California

    Individuals:      JD               United States
                      GG               United States
                      DJ               United States
                      AM               United States
                      GN               United States

(d) Title of Class of Securities:           Common Stock

(e) CUSIP Number:  00461P106

Item 3.  Not applicable.

                                                             Page 12 of 17 Pages

Item 4         Ownership.

                              EXIT FILING ---- Please see Attachment A
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
                                         AP        ACPII       ACMPII       AEPII          JD
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(a)     Beneficial Ownership         1,666,669   1,666,669    1,666,669   1,666,669    1,667,551
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(b)     Percentage of Class            4.59%       4.59%        4.59%       4.59%          4.66%
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(c)     Sole Voting Power               -0-         -0-          -0-         -0-          882
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Shared Voting Power          1,666,669   1,666,669    1,666,669   1,666,669    1,666,669
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Sole Dispositive Power          -0-         -0-          -0-         -0-          882
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Shared Dispositive Power     1,666,669   1,666,669    1,666,669   1,666,669    1,666,669
------- ---------------------------- ----------- ----------- ------------ ----------- -------------


                                         GG          DJ          AM           GN
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(a)     Beneficial Ownership         1,668,005   1,667,437    1,667,608   1,666,669
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(b)     Percentage of Class            4.60%       4.59%        4.60%       4.59%
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
(c)     Sole Voting Power              1,336        768          939         -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Shared Voting Power          1,666,669   1,666,669    1,666,669   1,666,669
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Sole Dispositive Power         1,336        768          939         -0-
------- ---------------------------- ----------- ----------- ------------ ----------- -------------
        Shared Dispositive Power     1,666,669   1,666,669    1,666,669   1,666,669
------- ---------------------------- ----------- ----------- ------------ ----------- -------------


Item 5.        Ownership of Five Percent or Less of a Class

               Exit Filing  --  See Attachment A.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

..              Exit Filing  --  See Attachment A.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

                                                             Page 13 of 17 Pages

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:       Joint Filing Statement

                                                             Page 14 of 17 Pages

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 11, 2003



ALTA PARTNERS                                        ALTA CALIFORNIA PARTNERS II, L.P.

                                                     By:  Alta California Management Partners II,
                                                          LLC, its General Partner


By:      /s/ Jean Deleage                   By:               /s/ Jean Deleage
   -----------------------------------------            -----------------------------------------
         Jean Deleage, President                              Jean Deleage, Member


ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC          ALTA EMBARCADERO PARTNERS II, LLC



By:      /s/ Jean Deleage                            By:      /s/ Jean Deleage
   -----------------------------------------            -----------------------------------------
         Jean Deleage, Member                                 Jean Deleage, Member




         /s/ Jean Deleage                                     /s/ Guy Nohra
   -----------------------------------------            -----------------------------------------
         Jean Deleage                                         Guy Nohra


         /s/ Garrett Gruener                                  /s/ Alix Marduel
   -----------------------------------------            -----------------------------------------
         Garrett Gruener                                      Alix Marduel


         /s/ Daniel Janney
   -----------------------------------------
         Daniel Janney


                                                             Page 15 of 17 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.

Date:    February 11, 2003




ALTA PARTNERS                                        ALTA CALIFORNIA PARTNERS II, L.P.

                                                     By:  Alta California Management Partners II,
                                                          LLC, its General Partner


By:      /s/ Jean Deleage                            By:      /s/ Jean Deleage
   -----------------------------------------            -----------------------------------------
         Jean Deleage, President                              Jean Deleage, Member


ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC          ALTA EMBARCADERO PARTNERS II, LLC



By:      /s/ Jean Deleage                            By:      /s/ Jean Deleage
   -----------------------------------------            -----------------------------------------
         Jean Deleage, Member                                 Jean Deleage, Member




         /s/ Jean Deleage                                     /s/ Guy Nohra
   -----------------------------------------            -----------------------------------------
         Jean Deleage                                         Guy Nohra


         /s/ Garrett Gruener                                  /s/ Alix Marduel
   -----------------------------------------            -----------------------------------------
         Garrett Gruener                                      Alix Marduel


         /s/ Daniel Janney
   -----------------------------------------
         Daniel Janney


                                  Attachment A

                                   EXIT FILING
                                   -----------

              Alta Partners is no longer a five percent shareholder
              -----------------------------------------------------



Alta Partners provides investment advisory services to several venture capital funds including, Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC. Alta California Partners II, L.P. beneficially owns 1,652,058 shares of Common Stock. Alta Embarcadero Partners II, LLC beneficially owns 14,611 shares of Common Stock. The respective general partners and members of Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC exercise sole voting and investment power with respect to the shares owned by such funds.

Certain principals of Alta Partners are managing directors of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.), and members of Alta Embarcadero Partners II, LLC. As managing directors and members of such funds, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Mr. Jean Deleage resigned as a director of the Company on December 20, 2002. He is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P), and a member of Alta Embarcadero Partners II, LLC. Thus he shares voting and dispositive powers over the 1,652,058 shares of Common Stock beneficially owned by Alta California
Partners II, L.P. and the 14,611 shares beneficially owned by Alta Embarcadero Partners II, LLC. Mr. Deleage disclaims beneficial ownership held by Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC except to the extent of his proportionate pecuniary interest there in. At the time of his resignation as a director of the Company he held stock options for 24,000 shares of Common Stock. These options have been cancelled, as they were not vested. See below for disclosure of share ownership.

     Common Stock Ownership: Shares Owned by / Affiliated with Jean Deleage

 Beneficial Owner (issued in the name of)           # of Shares   Date Acquired

 Jean Deleage                                            882     August 31, 2000
 Deleage Children's Trust FBO Andre Deleage (1)          113     August 31, 2000
 Deleage Children's Trust FBO Emmanuel Deleage (1)       113     August 31, 2000
 Deleage Children's Trust FBO Phillippe Deleage (1)      113     August 31, 2000
 Deleage Children's Trust FBO Michel Deleage (1)         113     August 31, 2000


(1) of which Mr. Deleage, a principal of Alta Partners (a venture capital firm), is neither a trustee nor claims any beneficial ownership.


                                                     Page 1 of 2 of Attachment A

                                                     Page 2 of 2 of Attachment A



Mr. Garrett Gruener is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) and a member of Alta Embarcadero Partners II, LLC. Thus he shares voting and dispositive powers over the 1,652,058 shares of Common Stock beneficially owned by Alta California Partners II, L.P. and the 14,611 shares beneficially owned by Alta Embarcadero Partners II, LLC. Mr. Gruener disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein. He beneficially owns 1,336 shares, which he has sole voting and dispositive powers over.

Mr. Daniel Janney is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) Thus he shares voting and dispositive powers over the 1,652,058 shares of Common Stock beneficially owned by Alta California Partners II, L.P. Mr. Janney disclaims beneficial ownership of all such shares held by the foregoing fund except to the extent of his proportionate pecuniary interests therein. He beneficially owns 768 shares, which he has sole voting and dispositive powers over.

Dr. Alix Marduel is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) Thus she shares voting and dispositive powers over the 1,652,058 shares of Common Stock beneficially owned by Alta California Partners II, L.P. Dr. Marduel disclaims beneficial ownership of all such shares held by the foregoing fund except to the extent of her proportionate pecuniary interests therein. She beneficially owns 939 shares, which she has sole voting and dispositive powers over.

Mr. Guy Nohra is a managing director of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) and a member of Alta Embarcadero Partners II, LLC. Thus he shares voting and dispositive powers over the 1,652,058 shares of Common Stock beneficially owned by Alta California Partners II, L.P. and the 14,611 shares beneficially owned by Alta Embarcadero Partners II, LLC. Mr. Nohra disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of their proportionate pecuniary interests therein.

Alta Partners is a venture capital firm with an office in San Francisco. Alta Partners is California Corporation. Alta California Partners II, L.P. is a Delaware Limited Partnership and Alta Embarcadero Partners II, LLC is a California Limited Liability Company.